                                                                 HEI EXHIBIT 4.7

Pricing Supplement No. 10                         Filing under Rule424(b)(3)
Dated August 10, 1994                             Registration File No. 33-58820
(To Prospectus dated June 11, 1993)

                                 $250,000,000

                      HAWAIIAN ELECTRIC INDUSTRIES, INC.

                          MEDIUM-TERM NOTES, SERIES B

Principal amount: $35,000,000                              Floating Rate Notes:
Interest Rate (if fixed rate): N/A                           Base Rate: LIBOR
Stated Maturity Date: August 23, 1999                        Index Maturity: 3 months
Issue price (as a percentage of                              Spread: 0.45%
  principal amount): 100%                                    Spread Multiplier: N/A
Selling Agents' commission (%): 0.50%                        Maximum Interest Rate: N/A
Purchasing Agents' discount                                  Minimum Interest Rate: N/A
  or commission (%): N/A                                     Initial Interest Rate: To be
Net proceeds to the Company (%): $34,825,000                   determined on August 19, 1994
Settlement date and time (original                           Interest Reset Period: Quarterly
  Issue date): August 23, 1994                               Interest Determination Date(s): A/S
Initial Redemption Date (if any): N/A                        Calculation Date(s): A/S
Initial Redemption Percentage: N/A                           Interest Payment Period: Quarterly
Annual Redemption                                            Interest Payment and Reset Dates:
  Percentage Reduction: N/A                                    23rd day of February, May, August
Optional Repayment Dates: N/A                                  and November of each year and at
Currency of Denomination: U.S.                                 Maturity, with such exceptions
Currency of Payment: U.S.                                      as are described in the Prospectus
Minimum Authorized                                             if an interest Payment or Reset
  Denominations: $1,000                                        Date would otherwise be a day that
Additional Terms: N/A                                          is not a Business Day (as defined in
                                                               the Prospectus)
                                                             Regular Record Date(s): A/S
                                                             Calculation Agent: Citibank, N.A.

     Redemption prices (if any): The Redemption Price shall initially be __ N/A __% of the principal amount of such Notes to be redeemed and shall decline (but not below par) on each anniversary of the Initial Redemption Date by __ N/A __% of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

     Use of Proceeds and Additional Terms:

     All or substantially all of the net proceeds to Hawaiian Electric Industries, Inc. ("HEI") from the sale of the Medium-Term Notes, Series B, covered by this Pricing Supplement will be used by HEI to retire commercial paper and/or temporarily invest in short-term securities pending such retirement. As of August 10, 1994, HEI's commercial paper outstanding totaled approximately $33 million. Such commercial paper bore interest at prevailing market rates and had maturities varying between 5 and 47 days.

     As of the date of this Pricing Supplement, the aggregate initial public offering price of the Notes which have been sold (including the Notes to which this Pricing Supplement relates) is $72,000,000.

     "N/A" as used herein means "Not applicable." "A/S" as used herein means "As stated in the Prospectus referred to above."

MERRILL LYNCH & CO.                                        GOLDMAN, SACHS & CO.